EXHIBIT 8.1

List of Significant Subsidiaries

      The following is a list of the of Company’s significant subsidiaries as at March 1, 2002.

	State or	Proportion of
	Jurisdiction of	Ownership
Name of Significant Subsidiary	Incorporation	Interest

BONA SHIPHOLDING LTD	BERMUDA	100%
SINGLE SHIP COMPANIES (3)	AUSTRALIA	100%
SINGLE SHIP LIMITED LIABILITY COMPANIES (47)	MARSHALL ISLANDS	100%
TEEKAY CHARTERING LIMITED	MARSHALL ISLANDS	100%
TEEKAY SHIPPING LIMITED	BAHAMAS	100%
UGLAND NORDIC SHIPPING ASA	NORWAY	100%